SUB-ITEM 77-E
LEGAL PROCEEDINGS

Since February 2004, Federated and
related entities (collectively,
?Federated?) have been named as
defendants in several lawsuits, that
were consolidated into a single
action in the United States District
Court for the Western District of
Pennsylvania, alleging excessive
advisory fees involving one of the
Federated-sponsored mutual funds.
Without admitting the validity of any
claim, Federated reached a final
settlement with the Plaintiffs in these
cases in April 2011.
EDWARD JONES
In the normal course of business,
Edward Jones is named, from time to
time, as a defendant in various legal
actions, including arbitrations, class
actions and other litigation. Certain of these legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages.
Edward Jones is involved, from time to
time, in investigations and proceedings
by governmental and self-regulatory
agencies, certain of which may result in adverse judgments, fines or penalties.
     The potential impact of these legal
proceedings is uncertain. As of the date of this Prospectus, Edward Jones does not believe that any current or anticipated legal proceedings will have a material adverse impact on Edward
Jones or the Fund. However, there can
be no assurance that these suits, the
ongoing adverse publicity and/or other
developments resulting from the
regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund Shares or other adverse consequences for the Fund.